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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Stikeleather                         Roger                  C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Osteotech, Inc.
     51 James Way
--------------------------------------------------------------------------------
                                    (Street)

 Eatontown                         New Jersey             07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Osteotech, Inc. (OSTE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Persons to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

     Executive Vice President
     Sales and Marketing

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/03/97       M               15,000      A     $ 4.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                7,500      A     $ 4.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                2,941      A     $ 5.100
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                5,067      A     $ 5.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                1,625      A     $ 5.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M               12,000      A     $ 5.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M               15,000      A     $ 5.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                3,000      A     $ 6.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       M                7,500      A     $ 6.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/97       S               50,067      D     $29.750
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                3,418      D     $30.810
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                1,200      D     $30.870
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                  410      D     $31.000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                  700      D     $31.120
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                2,600      D     $31.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                1,360      D     $31.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                5,000      D     $31.620
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Common Stock                          12/04/97       S                1,000      D     $31.750
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/04/97       S                  300      D     $31.870
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Common Stock                          12/04/97       S                  933      D     $32.000
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Common Stock                          12/04/97       S                2,645      D     $32.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/11/97       S                6,750      D     $29.120
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/12/97       M                3,000      A     $ 6.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/12/97       M                3,750      A     $ 5.750   O              D         --
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.250   12/03/97  M              5,067  (b)      (c)      Common    5,067            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $6.500   12/03/97  M              7,500  (d)      (e)      Common    7,500            O         D
Option(a)                                                                      Stock
(Right to Buy)

------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.250   12/03/97  M             12,000  (f)      (g)      Common   12,000            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $4.250   12/03/97  M             15,000  (h)      (i)      Common   15,000            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $4.375   12/03/97  M              7,500  (j)      (k)      Common    7,500            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $6.625   12/03/97  M              3,000  12/7/96  12/7/05  Common    3,000            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.100   12/03/97  M              2,941  3/21/95  3/21/00  Common    2,941            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.250   12/03/97  M              1,625  1/1/95   1/1/00   Common    1,625            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.500   12/03/97  M             15,000  (l)      (m)      Common   15,000            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $6.625   12/12/97  M              3,000  12/7/96  12/7/05  Common    3,000            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $5.750   12/12/97  M              3,750  12/6/97  12/6/06  Common    3,750            O         D
Option(a)                                                                      Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

See Attached

/s/ Roger C. Stikeleather                                   January 5, 1998
---------------------------------------------            -----------------------
**Signature of Reporting Person Date
  Roger C. Stikeleather

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Explanation of Responses:

(a) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(b) Exercisable as to 2,534 shares on August 19, 1995 and 2,533 shares on August 19, 1996.

(c) Options expire as to 2,534 shares on August 19, 2000 and 2,533 shares on August 19, 2001.

(d) Exercisable as to 2,500 shares on each of December 24, 1994; December 24, 1995 and December 24, 1996.

(e) Options expire as to 2,500 shares on each of December 24, 1999; December 24, 2000 and December 24, 2001.

(f) Exercisable as to 3,000 shares on each of April 28, 1994; April 28, 1995; April 28, 1996 and April 28, 1997.

(g) Options expire as to 3,000 shares on each of April 28, 1999; April 28, 2000; April 28, 2001 and April 28, 2002.

(h) Exercisable as to 5,000 shares on each of February 14, 1995; February 14, 1996 and February 14, 1997.

(i) Options expire as to 5,000 shares on each of February 14, 2000; February 14, 2001 and February 14, 2002.

(j) Exercisable as to 3,750 shares on each of December 30, 1995 and December 30, 1996.

(k) Options expire as to 3,750 shares on each of December 30, 2000 and December 30, 2001.

(l) Exercisable as to 5,000 shares on each of October 28, 1995; October 28, 1996 and October 28, 1997.

(m) Options expire as to 5,000 shares on each of October 28, 2000; October 28, 2001 and October 28, 2002.